Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197490 on Form S-8 and Registration Statement Nos. 333-203108, 333-207146, and 333-214037 on Form S-3 of Caesars Acquisition Company of our report dated February 14, 2017, relating to the consolidated financial statements and financial statement schedule of Caesars Growth Partners, LLC ("CGP LLC") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to CGP LLC being a defendant in litigation relating to certain transactions with related parties), appearing in this Annual Report on Form 10-K of Caesars Acquisition Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 14, 2017